Exhibit 10.27

AMENDED AND RESTATED LOAN AGREEMENT –

REVOLVING LINE OF CREDIT

THIS AMENDED AND RESTATED LOAN AGREEMENT – REVOLVING LINE OF CREDIT (this “Agreement”) is executed as of August 19, 2013, by and between FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), and JAGGED PEAK, INC., a Nevada corporation (“Borrower”).

RECITALS:

WHEREAS, Borrower has applied to Lender for a loan for the purpose of providing a portion of the funds required to refinance the existing indebtedness encumbering the Property (defined herein) and Lender is willing to make the loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises, and the mutual covenants and agreements set forth herein, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions and Interpretation.

1.1     Exhibits Incorporated. All exhibits to this Agreement, as now existing and as the same may from time to time be modified, are fully incorporated herein by this reference.

1.2     Defined Terms. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the following meanings:

“Articles of Incorporation” means those articles of incorporation for Borrower duly filed with the Nevada Department of State, Division of Corporations, as amended from time to time.

“Affiliate” means, with respect to any Person, (a) any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, (i) such Person or (ii) any general partner or managing member of such Person; (b) any other Person 50% or more of the equity interest of which is held beneficially or of record by (i) such Person or (ii) any general partner or managing member of such Person, and (c) any general partner, limited partner or member of (i) such Person or (ii) any general partner or managing member of such Person.

“Applicable Laws” means all statutes, laws, ordinances, regulations, orders, writs, judgments, injunctions, decrees or awards of the United States or any state, county, municipality or other Governmental Agency applicable to the Borrower and/or the Property.

“Borrower Entity Documents” means the Articles of Incorporation and the Bylaws of Borrower.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which Lender is open and conducting customary banking transactions in the State of Florida.

“Bylaws” the bylaws of Borrower currently in effect.

“Closing” means execution and delivery of the Security Documents.

“Closing Date” means the date upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act”  means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control” and any derivative of such term, including “Controlling” and “Controlled”, means, when used with respect to any Person, (i) the direct or indirect beneficial ownership of fifty percent (50%) or more of the outstanding voting securities or voting equity of such Person or (ii) the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property or services for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under such loan agreement or credit facility or if such letter of credit was issued, (c) all amounts required by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under capital leases for which such Person is liable, and (f) except as otherwise conditioned herein, all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Default” means the occurrence of any event, circumstance or condition which constitutes a breach of or a default under this Agreement or any other Security Document and which, after the giving of any required notice and/or the passage of any applicable cure period, would constitute an Event of Default under this Agreement or any other Security Document.

“Default Rate” has the meaning set forth in the Note.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” means any event so designated in Section 8.1, or any other section or provision, of this Agreement.

“Excluded Swap Obligation(s)” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Fiscal Year” means Borrower’s Fiscal Year, ending on December 31st of each calendar year.

"Fixed Charge Coverage Ratio — Rolling Quarterly Test" means each of the quarterly tests to be performed by Lender, commencing with the Borrower's quarter ending closest to June 30, 2013, to determine the ratio of the ratio of (a) Borrower's EBITDA plus rent plus operating lease payments to the extent permitted, less cash taxes paid, less distributions (excluding non-cash compensation to managers), less dividends less capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or capital leases to the extent permitted hereunder) plus non-cash expenses for compensation to employees and consultants, less other extraordinary income items for the twelve month period ending, based on a rolling four quarter average, divided by (b) the consolidated sum of (i) Borrower's interest expense, plus (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period plus rent plus permitted operating lease expense incurred in the same such period. The Fixed Charge Coverage Ratio — Rolling Quarterly Test will commence as of September 30, 2013 and continue quarterly thereafter throughout the term of the Loan.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Agency” means any governmental or quasi-governmental agency, board, bureau, commission, department, court, administrative tribunal or other instrumentality or authority, and any public utility.

“Indebtedness” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to Lender or to any of its Affiliates or successors, arising under or in connection with the Loan, this Agreement, any other Security Document, or arising under or in connection with any Rate Management Agreement.

“Lender” means Fifth Third Bank, an Ohio banking corporation.

“Loan” means the loan made hereunder.

“Loan Amount” means an amount not to exceed $5,000,000.00.

“Loan Commitment Fee” means the sum of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00).

“Loan Proceeds” means all amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.

“Material Adverse Change” means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which, as determined by Lender in good faith:

(a)     has prevented, impeded or limited, or is reasonably likely to prevent, impede or limit, the enforceability or validity of any Security Document, the perfection or priority of any lien created under any Security Document or the remedies of the Lender under any Security Document;

(b)     has been, or reasonably could be expected to be, material and adverse to the ownership, use enjoyment or value of any of the Property or to the business, operations, prospects, properties, assets, liabilities or condition (financial or otherwise) of Borrower;

(c)     has materially impaired, or reasonably could be expected to materially impair, the ability of Borrower to perform any of the Obligations, or to consummate the transactions, under the Security Documents.

“Maturity Date” means August 1, 2015.

“Monthly Payment Date” means the day of the month set forth in the Note on which payments of principal or interest are due and payable.

“Note” means that certain Amended and Restated Promissory Note – Revolving Line of Credit in the stated principal amount of $5,000,000.00 dated as of even date herewith made by Borrower to the order of Lender.

“Obligations” means all obligations of Borrower under any of the Security Documents or under any Rate Management Agreement including, without limitation, the obligation to pay the Indebtedness, and specifically excluding Excluded Swap Obligations.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Operating Cash Flow” means, with respect to a certain time period, the consolidated net income of the Borrower's (and all consolidated Affiliates of Borrower) for a Fiscal Year before taxes, depreciation, amortization and interest expense.

“Party” means any Person (other than Lender) who is a party or signatory to any Security Document.

“Permitted Transfer” means any transfer of an interest in Borrower expressly permitted without the consent of Lender under the Security Instrument or this Agreement.

“Person” means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Agency or otherwise.

“Personal Property” or “Property” means all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory and other personal property of every kind, tangible and intangible as described in the Security Agreement.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Security Documents” means, collectively, this Agreement, the Security Agreement, and any other document now, heretofore or hereafter executed to secure the obligations of Borrower to Lender under or in respect of any Security Document.

“Security Agreement” means that certain Amended and Restated Security Agreement – Revolving Line of Credit of even date herewith from Borrower to and for the benefit of Lender, encumbering the Property, as the same may be amended, restated, modified or supplemented and in effect from time to time.

“Senior Funded Indebtedness to EBITDA Ratio” means, as of a certain date, on a consolidated basis of Borrower and all Affiliates, the ratio of: (a) all of the following as of such date: (i) the Indebtedness, (ii) all indebtedness evidenced by a note, debenture (excluding subordinated) or other like written obligations to pay money whether in favor of Lender or otherwise excluding intercompany indebtedness, or (iii) the capitalized amount with respect to the renting or leasing of property under leases or leases arrangements which under generally accepted accounting principles are required to be capitalized, or (iv) the capitalized amount with respect to obligations under conditional sales or other title retention agreements, which under generally accepted accounting principles are required to be capitalized, to: (b) Operating Cash Flow for the twelve (12) month period ended on such date.

“Shareholders Agreement” means, with respect to Borrower, such shareholders agreement, as amended from time to time, in effect as of the Effective Date, true and correct copies of which have been delivered to Lender on or before the Effective Date.

“Swap Obligation” means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Taxes” means all taxes, assessments, levies and charges imposed by any public or quasi-public authority having jurisdiction over the Property which are or may affect, or become a lien upon, the Property, or interest therein, or imposed by any Governmental Authority upon Borrower or Lender by reason of their respective interests in the Property or by reason of any payment, or portion thereof, made to Lender hereunder or pursuant to any Obligation or any of the other Security Documents, other than taxes which are measured by and imposed upon Lender’s general net income.

1.3     Singular and Plural Terms. Any defined term used in the plural in any Security Document shall refer to all members of the relevant class and any defined term used in the singular shall refer to any number of the members of the relevant class.

1.4     Accounting Principles. Any accounting term used and not specifically defined in any Security Document shall be construed in conformity with, and all financial data required to be submitted under any Security Document shall be prepared in conformity with, GAAP applied on a consistent basis or in accordance with such other principles or methods as are reasonably acceptable to Lender.

1.5     References and Other Terms. Any reference to any Security Document or other document shall include such document both as originally executed and as it may from time to time be modified. References herein to Articles, Sections and Exhibits shall be construed as references to this Agreement unless a different document is named. References to subparagraphs shall be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation.”

2.            The Loan.

2.1     Agreement to Borrow and Lend. Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, an amount not to exceed the Loan Amount, on the terms of and subject to the conditions of this Agreement. The Loan is a revolving facility, and Borrower shall have the right to reborrow any portion of the principal balance of the Loan subject to the conditions of this Agreement.

2.2     Interest. Interest on funds advanced hereunder shall be due and payable by Borrower to Lender in the manner set forth in the Note.

2.3     Principal Payments; Maturity Date. The principal of the Loan shall be paid in the manner set forth in the Note. The Maturity Date is August 1, 2015.

2.4     Prepayment. The Loan shall be prepayable only in accordance with the terms and conditions of the Note.

3.             Conditions to Closing.

3.1            Conditions to Closing. As a condition precedent to the Closing, Borrower shall furnish to Lender the following, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)     Security Documents. Fully executed original copies of each of the Security Documents.

(b)     Loan Commitment Fee. The Loan Commitment Fee.

(c)     Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(d)    Searches. A report from a national search company acceptable to Lender indicating that no material judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than liens and security interests in favor of Lender or otherwise approved by Lender in writing) are of record or on file encumbering any portion of the Property, and that there are no material judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower (or explanations satisfactory to Lender of any judgments or pending litigation in existence).

(e)   Borrower’s Attorney’s Opinion. An opinion of one or more counsel for the Borrower addressing such issues as Lender may reasonably request, including the following propositions and questions of law:

 (i)     that Borrower is duly organized, validly existing and in good standing to do business in the state of its organization and in the State of Florida;

 (ii)     that Borrower has all necessary legal right, power and authority to conduct its business, to own and operate the Property and to enter into and perform its obligations under this Agreement and the Security Documents;

 (iii)     that all necessary corporate, shareholder, membership, partnership approvals, resolutions and directions have been obtained for the execution of this Agreement and the Security Documents;

 (iv)     that the execution and delivery of this Agreement and the Security Documents, the performance thereunder by Borrower will comply with all Applicable Laws and will not violate or conflict with the instruments under which Borrower is organized or any applicable contracts or agreements;

 (v)     that the Security Documents and this Agreement have been duly and validly executed and delivered, are enforceable in accordance with their respective terms (subject to customary qualifications and exceptions); and

 (vi)     that the making of the Loan, the charging of all interest and fees due thereunder do not violate any usury laws.

(f)     Organizational Documents. A certified copy (certified, where applicable, by the state office in which such documents were filed, and in all other cases by an appropriate representative of the entity) of:

 (i)     A copy of the Shareholders Agreement for Borrower duly executed by each of the shareholders;

 (ii)     The Articles of Incorporation of Borrower;

 (iii)     The organizational documents (for corporations, articles of incorporation and bylaws; for general partnerships, partnership agreement; for limited partnerships, partnership agreement and certificate of limited partnership; for limited liability companies, articles of organization and operating agreement) of each entity whose authorization is necessary to authorize the execution, delivery and performance of the Security Documents, or whose authorization is necessary to authorize any other entity whose authorization is necessary in respect thereto, certified by the appropriate officer of representative. For purposes hereof, the Borrower and all such other entities are referred to herein below as the “Constituent Entities”;

 (iv)     Resolutions by the applicable Constituent Entities authorizing the execution and delivery of the documents evidencing and securing the Loan, certified by an appropriate representative of the Constituent Entities;

 (v)     An incumbency certificate, including specimen signatures for all individuals executing any of the Security Documents, for each Constituent Entity executing any of the Security Documents, certified by the secretary or other appropriate representative of such entity;

 (vi)     Certificates of existence for all limited partnerships and certificates of good standing for all corporations or limited liability companies that are Constituent Entities from their state of formation, and, if the Borrower was not formed in the State of Florida, a certificate of good standing or existence, as applicable, from the State of Florida; and

 (vii)     All other instruments and documents concerning the formation and existence of the Constituent Entities, and the execution and delivery of the Security Documents by the Constituent Entities, required by the Lender.

(g)     Financial Statements. All financial information requested by Lender with respect to Borrower, including but not limited to financial statements for the year ending December 31, 2012.

(h)     Additional Documents. Such other papers and documents regarding Borrower or the Property as Lender may require.

3.2          Closing Certificate. The following statements shall be true and correct on the Closing Date and the Lender shall have received a certificate executed by Borrower, dated the Closing Date, stating that:

(a)     The representations and warranties contained in Section 4 of this Agreement are correct on and as of the Closing as though made on and as of such date;

(b)     No Default has occurred and is continuing, and no Event of Default has occurred, hereunder, or would result from the execution and delivery of the Security Documents;

(c)     No litigation has been instituted against the Borrower which would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Borrower or the Borrower’s ability to perform its obligations hereunder, under any of the Security Documents; and

(d)     No material adverse change has occurred in the condition or operations, financial or otherwise, of the Borrower since the date of the most recent financial statements of each such party delivered to Lender.

3.3         Termination of Agreement. Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing Date. If all of the conditions precedent to the Closing hereunder shall not have been performed on or before the Closing Date, Lender, at its option at any time prior to the Closing, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged prior to such date.

4.             Representations and Warranties. As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender that:

4.1     Formation, Qualification and Compliance.

 (a)     Title. Borrower has title to the Property, subject to no Liens except for those created by the Security Agreement. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under Applicable Laws in connection with the transfer of the Property to Borrower have been paid.

 (b)     Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Borrower has full power and authority to conduct its business as presently conducted, to acquire the Property, to enter into this Agreement, the other Security Documents to which it is a party and to perform all of its duties and obligations under this Agreement, and such other Security Documents. Such execution and performance have been duly authorized pursuant to the By-Laws and the Borrower’s Articles of Incorporation.

 (c)     Power and Authority. Borrower has full power and authority to conduct its business as presently conducted; to enter into any Security Documents to which it is a party and to perform all of its duties and obligations under such Security Documents.

4.2       Execution and Performance of Security Documents.

(a)     Borrower has all requisite authority to execute, deliver, and perform their obligations under the Security Documents to which they are a party.

(b)     The execution and delivery by Borrower of, and the performance by Borrower of its obligations under each Security Document to which they are a party have been authorized by all necessary action and do not and will not:

(i)     require any consent or approval not heretofore obtained of any Person having any interest in Borrower;

(ii)     violate any provision of, or require any consent or approval not heretofore obtained under, any partnership agreement, articles of incorporation, bylaws, operating agreement or other governing document applicable to Borrower;

(iii)     result in or require the creation of any lien, claim, charge or other right of others of any kind (other than under or as provided for in the Security Documents) on or with respect to any property now or hereafter owned or leased by Borrower;

(iv)     violate any provision of any Applicable Law presently in effect; or

(v)     constitute a breach or default under, or permit the acceleration of obligations owed under, any contract, loan agreement, lease or other agreement or document to which Borrower is a party or by which Borrower or any of their property is bound.

(c)     No Borrower is in default, in any respect that is adverse to Lender’s interests in or under the Security Documents or that would have any material adverse effect on the financial condition of Borrower or the conduct of its business, under any Applicable Law, contract, lease or other agreement or document described in subparagraph (ii) or (v) of the previous subsection.

(d)     No approval, license, exemption or other authorization from, or filing, registration or qualification with, any Governmental Agency is required in connection with:

  (i)     the execution by Borrower of, and the performance by Borrower of their obligations under the Security Documents; and

  (ii)     the creation of the liens described in the Security Documents other than the recording of recordable documents and filing the financing statements.

4.3        Financial and Other Information. All financial information furnished to Lender with respect to Borrower in connection with the Loan (a) is complete and correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery), (b) accurately presents the financial condition of Borrower as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and (c) has been prepared in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Lender; provided that, irrespective of any treatment accorded under GAAP, all off-balance sheet transactions shall have been disclosed in writing and accompany such other financial information submitted in accordance with this Section 4.3. All other documents and information furnished to Lender with respect to Borrower in connection with the Loan are correct in all material respects as of the date or dates indicated (or if no date or dates are indicated, then as of the date of delivery) and complete insofar as completeness is necessary to give Lender an accurate knowledge of their subject matter. Borrower has no material liability or contingent liability not disclosed to Lender in writing and there is no material lien, claim, charge or other right of others of any kind (including liens or retained security titles of conditional vendors) on any property of any such Person not disclosed in such financial statements or otherwise disclosed to Lender in writing.

4.4        No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower since the date of the latest financial statements furnished to Lender. Since those dates, Borrower has not entered into any material transaction whether or not disclosed in such financial statements or otherwise disclosed to Lender in writing. Further, there are no existing Defaults under any of the Security Documents, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in an Event of Default under any of the Security Documents.

4.5     Enforceability. The Security Documents, and any other documents and instruments required to be executed and delivered in connection with the Loan, to which Borrower is a party have been duly authorized, executed and delivered by or on behalf of Borrower as a party thereto, and when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and may be enforced strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally). No basis presently exists for any claim against Lender under this Agreement, under the Security Documents or with respect to the Loan, and the Security Documents and enforcement thereof are not subject to, and neither Borrower has asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. The Security Instrument when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under Applicable Laws in connection with the execution, delivery, recordation, filing, registration, perfection and/or enforcement of any of the Security Documents have been paid, or have been paid by Borrower to an escrow agent authorized to make such payment upon recordation.

4.6     Consents. No approval of, or consent from, any Governmental Authority or any other Person not holding a direct or indirect ownership interest in Borrower is required in connection with the execution and delivery by Borrower of this Agreement or any of the other Security Documents to which each is a party, or compliance by Borrower with, the Security Documents to which each is a party, or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower and are in full force and effect. If a third party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Property, such approval has been obtained from such party.

4.7    No Material Adverse Change. There has been no material adverse change in the condition, financial or otherwise, or the properties or businesses of Borrower since the dates of the latest financial statements furnished to Lender. Since those dates, Borrower has not entered into any material transaction whether or not disclosed in such financial statements or otherwise disclosed to Lender in writing. Further, there are no existing defaults under any of the Security Documents, nor do there exist any circumstances or conditions that with the passage of time or giving of notice or both would result in a default under any of the Security Documents.

4.8    Tax Liability. Borrower has filed all required federal, state and local tax returns and has paid, prior to delinquency, all taxes payable by it (including interest and penalties, but subject to lawful extensions disclosed to Lender in writing) other than taxes being promptly and actively contested in good faith and by appropriate proceedings. Borrower agrees to maintain adequate reserves for tax liabilities (including contested liabilities) in accordance with generally accepted accounting principles or in accordance with such other principles or methods as are reasonably acceptable to Lender.

4.9     Title to Property. At the Closing and at all times thereafter until the Loan is paid in full, Borrower will have, subject to the Permitted Encumbrances, good and merchantable fee simple title to the Property. Except for the current, nondelinquent taxes, there are no taxes, assessments or liens pending or, to Borrower’s knowledge, threatened against the Property for any present or past due taxes of any kind. No portion of the Property is now damaged or injured as the result of any fire, explosion, accident, flood or other casualty.

4.10     Debt. Other than any Debt that is being paid off on the Closing Date and the Indebtedness, there is no Debt (whether secured or unsecured) with respect to the Property and Borrower has no Debt other than unsecured trade payables incurred in the ordinary course of business of owning and operating the Property and other Debt in an amount no greater than $150,000.00 which in the case of such unsecured trade payables (a) are not evidenced by a note, and (b) are paid within thirty (30) days of the date incurred (any such Debt, “Permitted Debt”).

4.11     Usury. The Loan, including interest rate, fees and charges as contemplated hereby, is a business loan. The Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State of Florida, or any consumer credit laws or usury laws of any state which may have jurisdiction over this transaction, Borrower or the Property. The Loan is not a consumer loan.

4.12     No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it. In addition, neither Borrower nor any parent, principal or Affiliate of Borrower, nor any respective Constituent Entities, has been a party to, or the subject of, any a Bankruptcy Proceeding, and neither Borrower nor any parent, principal or Affiliate of Borrower, nor any of their respective Constituent Entities, has ever made an assignment for the benefit of creditors or taken advantage of any state or federal bankruptcy or insolvency law for the benefit of debtors.

4.13     Fraudulent Transfer; Solvency. Borrower has not entered into the Loan or any Security Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Security Documents. Giving effect to the Loan and the transactions contemplated by the Security Documents, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total probable liabilities, including subordinated, unliquidated, disputed and/or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

4.14     Rights of Others. Borrower is in compliance with all covenants, conditions, restrictions, easements, rights of way and other rights of third parties relating to the Property.

4.15     Litigation. There are no actions, investigations or proceedings pending or overtly threatened against or affecting the Property, Borrower, or any property of any of them before any Governmental Agency, except as disclosed to Lender in writing prior to the execution of this Agreement.

4.16     Name and Principal Place of Business. Borrower presently uses no trade name other than its actual name. Borrower’s principal place of business is as set forth in the UCC-1 Financing Statement to be filed with the Florida Secured Transaction Registry.

4.17     Delivery of Documents. Borrower has delivered to Lender true and complete copies of each existing contract and other document that grants rights to, or imposes obligations on, Borrower in connection with the Property, and has fully disclosed to Lender in writing the material terms of all existing oral agreements granting or imposing any such rights or obligations.

4.18     ERISA. Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA. The assets of Borrower do not and will not constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Sec. 2510.3-101. Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with Borrower are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Security Documents. Neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the Code) maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.19     Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.20     Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.21         No Prohibited Persons.

(a)     Neither Borrower nor any Person Controlling or Controlled by Borrower, nor any Person having a direct or indirect beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to any Anti-Terrorism Law, (ii) engages in any dealings or transactions prohibited by any applicable anti-terrorism law (“Anti-Terrorism Law”), or is otherwise associated with any such Person in any manner violative of any Anti-Terrorism Law, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any Anti-Terrorism Law.

(b)     No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Terrorism Law and/or the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)     Borrower acknowledges by executing this Agreement that Lender has notified Borrower that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record such information as may be necessary to identify Borrower (including the name and address of Borrower and such Affiliates) in accordance with the Patriot Act.

(d)     Borrower has not been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either Borrower.

4.22     Continuing Nature of Representations and Warranties. Borrower acknowledges, understands, and agrees that the representations and warranties set forth in this Section 4 shall be deemed to be continuing during all times when any or all of the Indebtedness remains outstanding and such representations and warranties shall be restated and made effective as of each date a disbursement is requested and made in accordance herewith.

5.           Maintenance, Operation, Preservation and Repair of Property. Borrower shall maintain the Property (and all abutting grounds, sidewalks, roads, parking and landscape areas) in good condition and repair, shall operate the Property in a businesslike manner, shall prudently preserve and protect both its own and Lender’s interests in connection with the Property, shall not commit or permit any waste or deterioration of the Property, shall not abandon any portion of the Property, and shall not otherwise act, or fail to act, in such a way as to unreasonably increase the risk of any damage to the Property or of any other impairment of Lender’s interests under the Security Documents. Without limiting the generality of the foregoing, and except as otherwise agreed by Lender in writing from time to time, Borrower shall promptly and faithfully perform and observe each of the following provisions:

5.1     Alterations and Repair. Borrower shall not remove, demolish or materially alter any Personal Property, except to make non-structural repairs which preserve or increase the Property’s value, and shall promptly restore, in a good and workmanlike manner, any Personal Property (or other aspect or portion of the Property) that is damaged or destroyed from any cause.

5.2     Compliance. Borrower shall comply in all material respects with all laws and requirements of Governmental Agencies (including, without limitation, all requirements relating to the obtaining of licenses and Permits), and all rights of third parties, relating to Borrower.

5.3    Books and Records. Borrower shall maintain complete books of account and other records reflecting the operations of the Property in accordance with GAAP or in accordance with such other principles or methods as are reasonably acceptable to Lender.

5.4      Right of Inspection; Due Diligence. Lender, its agents, representatives, consultants and employees, may (a) enter the Property at any time on reasonable advance notice (provided no advance notice shall be required after the occurrence of an Event of Default) for the purpose of inspecting the Property or any portion thereof or ascertaining each of Borrower’s compliance with the terms of any Security Document to which it is a party, and (b) conduct periodic due diligence to assess the condition of the Property and Borrower.

6.        Other Affirmative Covenants. While any obligation of Borrower under the Security Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

6.1     Existence. Borrower shall maintain its existence as a corporation in good standing under the Applicable Laws of the State of Nevada.

6.2     Protection of Liens. Borrower shall maintain the lien of the Security Instrument as a valid first priority lien on the Property, subject only to the Permitted Encumbrances, and take all actions, and execute and deliver to Lender all documents, reasonably required by Lender from time to time in connection therewith; and maintain the lien of the Security Documents on the collateral described therein and take all actions, and execute and deliver to Lender all documents reasonably required by Lender from time to time in connection therewith, including supplemental security agreements, financing statements and other documents extending or perfecting Lender’s security interests in such collateral as they exist from time to time.

6.3      Intentionally Deleted.

6.4     Notice of Certain Matters. Borrower shall give notice to Lender, within fifteen (15) days after Borrower obtains actual knowledge thereof, of each of the following:

  (a)     Any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect the business, properties or condition, financial or otherwise, of Borrower;

(b)     any dispute between Borrower and any Governmental Agency relating to the Property, the adverse determination of which might materially affect the Property;

(c)     any trade name hereafter used by Borrower and any change in Borrower’s principal place of business;

(d)     any Default or Event of Default;

(e)     the creation or imposition of any material mechanics’ lien or other lien against the Property;

(f)     any default under any Security Document; and/or

(g)     any material adverse change in the financial condition of Borrower.

6.5        Additional Reports and Information. Borrower shall deliver to Lender, concurrently with delivery to the third parties noted hereafter, (a) copies of all financial statements and non-legally privileged reports that Borrower sends to its shareholders, and (b) copies of all reports which are available for public inspection or which Borrower is required to file with any Governmental Agency. Borrower also shall deliver to Lender, in form and substance reasonably satisfactory to Lender and within fifteen (15) days of Lender’s written request therefore, all other information relating to Borrower, the Property or the Loan (or the collateral and security therefor) reasonably required by Lender from time to time.

6.6      Further Assurances. Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under the Security Documents, to protect and further the validity, priority and enforceability of the Security Documents, to subject to the Security Documents any property intended by the terms of any Loan Document to be covered by the Security Documents, or otherwise to carry out the purposes of the Security Documents and the transactions contemplated thereunder.

6.7           Financial Reporting Requirements. During the term of the Loan, Borrower shall:

(a)     Effective as of December 31, 2013, and continuing annually thereafter within one hundred and twenty (120) days after the end of each Fiscal Year, deliver annual audited year-end Financial Statements (to include, without limitation, a consolidated balance sheet and a profit and loss statement) as of the end of and for such year of the Borrower acceptable to Lender in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding date and period in the preceding Fiscal Year.

(b)     Commencing as of June 30, 2013 and continuing quarterly thereafter, within forty-five (45) days after the end of each of Borrower's fiscal quarters provide to Lender, internally prepared Financial Statements as of the end of and for such period in reasonable detail to include, without limitation, an operating statement, balance sheet, profit and loss statement, and statement of cash flows certified to Lender by an Officer of Borrower and acceptable to Lender in its sole but reasonable discretion.

(c)     Commencing as of December 31, 2013and continuing annually thereafter, within one hundred and twenty (120) days after the end of each Fiscal Year, provide to Lender, internally prepared profit and loss projection statement (budget versus actual) for the ensuing fiscal quarter, signed by an Officer of the Borrower.

(d)     Within forty-five (45) days after the end of each quarter, commencing with Borrower's fiscal quarter ending June 30, 2013, provide to Lender a Covenant Compliance Worksheet, in the form attached hereto as Exhibit A or on such other form as Lender may from time to time approve in writing, signed by an Officer of the Borrower.

(e)     Promptly upon receipt thereof, copies of all other material detailed reports (if any) submitted to Borrower by independent certified public accountants in connection with each annual or interim review of the books of Borrower by such accountants.

(f)     Promptly upon Borrower obtaining knowledge of the occurrence of any default, a notice thereof, specifying the nature thereof; and promptly upon the occurrence of any event or the discovery of any fact which might affect or indicate a material and adverse change in Borrower's financial condition, notice thereof specifying the nature thereof.

(g)     Such other material financial and general business information as Lender may from time to time reasonably request from Borrower or any guarantor from time to time obligated to Lender with respect to the Loan, including, without limitation, at such times as Lender requests, a listing of all Accounts, including names, addresses and phone numbers of Account Debtors.

(h)     Books. Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles and give representatives of Lender access thereto at all reasonable times, including permission to: (i) examine, copy and make abstracts from any books and records and such other information which might be helpful to Lender in evaluation the status of the Indebtedness as it may reasonably request from time to time, and (ii) communicate directly with any of the Borrower’s officers, employers, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of the Borrower.

6.8          Fixed Charge Coverage Ratio. Commencing with respect to the quarter beginning June 30, 2013 and ending on September 29, 2013, Borrower shall maintain a Fixed Charge Coverage Ratio greater than or equal to 1.30:1.00. Commencing with respect to the quarter beginning September 30, 2013 and continuing on an ongoing quarterly basis thereafter, Borrower shall maintain a Fixed Charge Coverage Ratio greater than or equal to 1.50:1.00. The applicable Fixed Charge Coverage Ratio shall be calculated as of the end of each calendar quarter on a rolling four (4) quarter basis, and shall be measured based strictly on Borrower’s domestic operations.

6.9        Senior Funded Indebtedness to EBITDA Ratio. Commencing with respect to the quarter beginning on June 30, 2013 and ending on September 29, 2013, Borrower shall be required to maintain a Senior Funded Indebtedness to EBITDA Ratio which is less than or equal to 4.25 to 1.00. Commencing with respect to the quarter beginning September 30, 2013 and ending on March 30, 2014, Borrower shall be required to maintain a Senior Funded Indebtedness to EBITDA Ratio which is less than or equal to 4.00 to 1.00. Commencing with respect to the quarter beginning on March 31, 2014, and ending on December 30, 2014, Borrower shall be required to maintain a Senior Funded Indebtedness to EBITDA Ratio which is less than or equal to 3.50 to 1.00. Commencing with respect to the quarter beginning on December 31, 2014, and ending on December 31, 2049, Borrower shall be required to maintain a Senior Funded Indebtedness to EBITDA Ratio which is less than or equal to 3.25 to 1.00. The Senior Funded Indebtedness to EBITDA Ratio shall be calculated as of the end of each calendar quarter on a rolling four (4) quarter basis, and shall be measured based strictly on Borrower’s domestic operations.

6.10      Cash Distributions. Borrower shall not pay distributions or dividends to shareholders or otherwise disburse cash to shareholders or investors during the term of the Loan without Lender's prior written consent.

6.11         Single Purpose Entity. Borrower covenants and agrees that it has not and shall not:

(a)     merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(b)      (i) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) dissolve or otherwise terminate, or fail to comply with the provisions of Borrower’s organizational documents, or (iii) amend or modify Borrower’s articles of incorporation except as expressly permitted under this Agreement;

(c)     fail to hold its assets in its own name, or commingle its assets with the assets of any of its partners, affiliates, or of any other person or entity or transfer any assets to any such person or entity other than distributions on account of equity interests in the Borrower, to the extent, if any, permitted hereunder, and properly account for, and any other payments expressly permitted hereunder;

(d)     incur any debt in excess of $150,000.00, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, except unsecured trade and operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due;

(e)     allow any Person to pay its debts and liabilities in tendering a cure, in its sole discretion, as contemplated in Section 8.1 of this Agreement) or fail to pay its debts and liabilities solely from its own assets;

(f)     fail to maintain its records, books of account and bank accounts separate and apart from those of the shareholders and any Affiliates of Borrower or its shareholders, or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit;

(g)     seek dissolution or winding up, in whole or in part;

(h)     guaranty or become obligated for the debts of any other entity or person, or hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another person or entity, or allow any person or entity to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of the Borrower;

(i)     fail to file its own tax returns or to use separate contracts, purchase orders, stationery, invoices and checks;

(j)     fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the entity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any shareholder or Affiliate of Borrower);

(k)     fail to allocate fairly and reasonably among Borrower and any third party (including any Affiliate of any of the foregoing) any overhead for common employees, shared office space or other overhead and administrative expenses;

(l)     allow any person or entity to pay the salaries of Borrower’s employees or fail to maintain a sufficient number of employees for Borrower’s contemplated business operations;

(m)     fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(n)     file a voluntary petition or otherwise initiate proceedings to have the Borrower adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Borrower, or file a petition seeking or consenting to reorganization or relief of the Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Borrower; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequester, custodian, liquidator (or other similar official) of the Borrower or of all or any substantial part of the properties and assets of the Borrower, or make any general assignment for the benefit of creditors of the Borrower, or admit in writing the inability of the Borrower or to pay its debts generally as they become due or declare or effect a moratorium on the payment of any debt of Borrower or take any action in furtherance of any such action; or

(o)     conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud creditors of the Borrower or the creditors of any other Person.

Notwithstanding the foregoing provisions of this Section 6.11, after written notice to Lender in reasonable detail, Borrower shall be permitted to enter into one or more statutory mergers or similar transactions pursuant to which one or more of the Borrower entities may be merged or otherwise combined with and into another of the Borrower entities so long as (i) such transactions do not result in any change in the underlying beneficial ownership of Jagged Peak, Inc., (ii) after consummation of such transactions, all of the outstanding capital stock of all of the other Borrower entities continues to be held by Jagged Peak, Inc., and (iii) all liens and security interests created hereby are reaffirmed and are not impaired.

6.12         Additional Banking Laws. The Borrower shall (a) ensure, and cause each Affiliate to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Affiliate is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Affiliate to comply, with all applicable bank secrecy act laws and regulations, as amended.

6.13         Tax Shelter Disclosure. Neither Borrower nor any Affiliate or subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Security Documents as being a "reportable transaction" (within the meaning of Regulation Section 1.6011-4). If Borrower, or any other party determines to take any action inconsistent with such intention, Borrower shall promptly notify Lender thereof in writing. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Regulation.

6.14         Taxes.

(a)     Borrower’s Obligation for Payment of Taxes. Borrower shall pay or cause to be paid all Taxes when due and payable. Borrower shall deliver promptly to Lender receipts or other reasonable evidence evidencing such payment (and such evidence shall be furnished no later than the date that Taxes would otherwise be delinquent). While any Obligation remains outstanding, the Property shall be segregated on the applicable tax rolls from all other property, both real and personal. Borrower’s obligations under this Section 6.14 shall not be affected by any damage to, defects in or destruction of the Property or any other event, including obsolescence of all or any part of the Property.

(b)     Contest of Taxes. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes, provided that (i) no Default has occurred and is continuing and no Event of Default has occurred; (ii) such proceeding shall suspend the collection of the applicable Taxes from Borrower and from the Property or Borrower shall have paid all of the applicable Taxes under protest, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (v) Borrower shall have deposited with Lender adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the applicable Taxes under protest, or Borrower shall have furnished such other security as may be accepted by Lender in its sole and absolute discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

(c)     Effect of Change in Law. If at any time any law is enacted which deducts from the value of real property, for taxation purposes, any lien thereon, or changes in any way the laws now in force for the taxation of mortgages, deeds of trust or debts secured thereby, or the manner of collection of any such taxes so as to affect any interest of Lender hereunder then Borrower shall pay such tax if it may lawfully do so. If Borrower is not permitted by Applicable Law to pay such tax, or if Borrower is not permitted by Applicable Law to immediately reimburse Lender for any such payment, then the Indebtedness, at the option of Lender, upon not less than the lesser of (i) ninety (90) days written notice, or (ii) such shorter period as may be required to ensure compliance by Lender with Applicable Law, shall become due and payable.

6.15        Insurance Coverage. Borrower currently has in place and will at all times maintain adequate insurance with responsible insurers with coverage normally obtained by businesses similar to Borrower's, and in full compliance with all of Lender's underwriting guidelines and criteria, including, but not limited to business interruption insurance. Borrower will provide Lender prior to closing (and annually thereafter), a Certificate of Insurance in form required by Lender naming Lender as the "loss payee," specifying the types and amounts of insurance in force and the insurers of each risk covered by such insurance, and maintain the same throughout the term of the Loan.

7.           Other Negative Covenants. While any obligation of Borrower under the Security Documents remains outstanding, the following provisions shall apply, except to the extent that Lender otherwise consents in writing:

7.1     Liens on Property. Except as otherwise provided in this Agreement, Borrower shall not cause or suffer to become effective any lien, restriction or other title limitation affecting any part of the Property other than (i) the Security Documents, and (ii) taxes not delinquent.

7.2     Liens on Personal Property. Borrower shall not install in, or use in connection with, the Property, any personal property which any Person other than Lender has the right to remove or repossess under any circumstances, or on which any Person other than Lender has a lien.

7.3     Removal of Personal Property. Borrower shall not cause or permit the removal from the Property of any items of Personal Property, other than sales in the ordinary course of Borrower's business, unless (a) no Default has occurred and is continuing and no Event of Default has occurred, and (b) Borrower promptly substitutes other items of equal or greater value, all of which items shall be free of liens (other than liens in favor of Lender or such other Person as Lender shall permit in writing) and shall be subject to the lien of the Security Instrument, and executes and delivers to Lender all documents required by Lender in connection with the attachment of such liens to such items. Borrower shall keep records of each such removal and shall make such records available to Lender upon written request from time to time.

7.4     Intentionally Deleted.

7.5     Limitations on Additional Indebtedness; Other Prohibited Transactions.

 (a)     Except as expressly permitted herein, Borrower shall not, without the prior written consent of Lender granted in its sole discretion, incur any indebtedness of any kind in excess of $150,000.00.

 (b)     Borrower shall not, without the prior written consent of Lender, engage directly or indirectly in any off balance sheet, hedge or derivative transactions, including without limitation, interest rate swaps and interest rate caps except with Lender and its affiliates and subsidiaries

8.             Defaults and Remedies.

8.1     Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Security Documents:

  (a)     Borrower fails to pay (i) any installment of principal or interest payable pursuant to the terms of the Note when due, or (ii) any other amount payable to Lender under the Note, this Agreement, the Security Instrument or any of the other Security Documents within ten (10) days after the date when any such payment is due in accordance with the terms hereof or thereof; or

(b)     Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement, the Security Instrument or any of the other Security Documents and not specifically described in this Section 8.1 or in the default section of any other Security Document; provided, however, that if such failure by its nature can be cured, then so long as the continued operation, safety and value of the Property, and the priority, validity and enforceability of the liens created by the Security Instrument or any of the other Security Documents, are not impaired, threatened or jeopardized, then Borrower shall have a period (the “Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period; provided further that if such failure by its nature can be cured but cannot be cured by the payment of money and Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate; or

(c)     The existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Agreement or any of the other Security Documents or of any statement or certification as to facts delivered to the Lender by the Borrower; provided, however, that in the case of an inaccuracy or untruth with respect to facts relating to Borrower, no Event of Default shall be deemed to have occurred unless such facts are reasonably likely to have a material adverse effect on the Borrower; or

(d)     Borrower is dissolved, liquidated or terminated, or all or substantially all of the assets of Borrower are sold or otherwise transferred without Lender’s prior written consent; or

(e)     Borrower is the subject of an order for relief by a bankruptcy court, or is unable or admits its inability (whether through repudiation or otherwise) to pay its Debts as they mature, or makes an assignment for the benefit of creditors; or Borrower applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower, and the appointment continues undischarged or unstayed for sixty (60) days; or Borrower institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation or similar proceeding relating to it or any part of its property; or any similar proceeding is instituted without the consent of Borrower, and continues undismissed or unstayed for sixty (60) days; or any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against any property of Borrower and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(f)     The occurrence of any other Prohibited Transfer (as defined in the Security Instrument); or

(g)     any material provision of this Agreement or the Security Documents shall at any time for any reason cease to be valid and binding on the Borrower, or shall be declared to be null and void, or the validity or enforceability thereof shall be successfully contested by any Governmental Agency, or Borrower shall deny that it has any or further liability or obligation under this Agreement or the Security Documents; or

(h)     any default by the Borrower in any payment of principal or interest due and owing upon any other material obligations of the Borrower for borrowed money beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

(i)     All or any material portion of the Property is condemned, seized or appropriated by a Governmental Agency; or

(j)     The Property is materially damaged or destroyed by fire or other casualty unless Borrower establishes within sixty (60) days after such casualty its qualification under the Security Instrument to use any available insurance proceeds to restore the Property and thereafter diligently restores the Property in accordance with this Agreement and the Security Instrument; or

(k)     The existence of any fraud, dishonesty or bad faith by or with the acquiescence of Borrower which in any way relates to or affects the Loan or the Property; or

(l)     The occurrence of any event specifically identified as an Event of Default in any section of this Agreement or in any other Security Document; or

(m)     The occurrence of a Material Adverse Change in the financial condition of Borrower; or

(n)     Borrower shall have a judgment entered against it or him in excess of $25,000.00 in any civil, administrative or other proceeding, which judgment is not fully covered by insurance, and such judgment remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry; or

(o)     The occurrence of a default under any Rate Management Agreement; or

(p)     The occurrence of a Prohibited Transfer (as defined in the Security Instrument); or

(q)     Borrower defaults in any obligation to Lender other than in connection with the Loan, subject to any applicable cure period(s); or

(r)     The failure to deliver any of the financial statements or compliance certificates when due pursuant to Section 6.7 of this Agreement.

8.2        Remedies Upon Default. Upon the occurrence of any Event of Default, Lender shall take such action or actions as Lender may direct, at Lender’s option and in its absolute discretion, including, but not limited to, any or all of the following actions:

(a)     Terminate any obligation or responsibility on the part of Lender to make further advances of Loan Proceeds or of any other amounts held by Lender and constituting security for the Indebtedness pursuant to this Agreement or any other Security Document;

(b)     Declare the outstanding principal balance of the Loan, together with all accrued interest thereon and other amounts owing in connection therewith, to be immediately due and payable in full, regardless of any other specified due date, and in the event of the occurrence of an Event of Default under Section 8.1(e) such principal and interest shall become immediately due automatically;

(c)     In its own right or by a court-appointed receiver, take possession of the Property, enter into contracts for and otherwise pay the costs thereof out of the proceeds of the Loan; and in the event that such costs exceed the total of such funds, Lender shall have the right but not the obligation to pay such excess costs by expenditure of their own respective funds; and/or

(d)     Exercise any of its rights under the Security Documents and any rights provided by Applicable Law, including the right to foreclose on any security and exercise any other rights with respect to any security, all in such order and manner as Lender elects in its absolute discretion.

8.3         Cumulative Remedies, No Waiver. Lender’s rights and remedies under the Security Documents are cumulative and in addition to all rights and remedies provided by Applicable Law from time to time. The exercise or direction to exercise by Lender of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice Lender in the exercise of any other right or remedy. No waiver of any default shall be implied from any omission by Lender to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any provision of any Security Document shall be construed as a waiver of any subsequent breach of the same provision. The consent by Lender to any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary Lender’s consent to or approval of any subsequent act. Lender’s acceptance of the late performance of any obligation shall not constitute a waiver by Lender of the right to require prompt performance of all further obligations; Lender’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Lender’s right to proceed with the exercise of remedies for any unfulfilled obligations; and Lender’s acceptance of any partial performance shall not constitute a waiver by Lender of any rights relating to the unfulfilled portion of the applicable obligation.

9.             Miscellaneous.

9.1           Nonliability. Borrower acknowledges and agrees that:

(a)     notwithstanding any other provision of any Security Document: (i)  Lender is not and shall be deemed a partner, joint venturer, alter-ego, manager, controlling person or other business associate or participant of any kind of Borrower and Lender does not intend to ever assume any such status; (ii)  Lender does not intend to ever assume any responsibility to any Person for the quality or safety of the Property, and (iii)  Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower;

(b)     Lender shall not be directly or indirectly liable or responsible in any way for any loss, cost, damage, penalty, expense, liabilities or injury of any kind to any Person or property resulting from any development, occupancy, ownership, management, operation, possession, condition or use of, the Property (except to the extent proximately caused by Lender’s or Lender’s proven gross negligence or willful misconduct), including without limitation those resulting or arising directly or indirectly from: (i) any defect in any building or other onsite or offsite improvement; (ii) any act or omission of Borrower or any of Borrower’s agents, employees, independent contractors, licensees or invitees; or (iii) any accident on the Property or any fire or other casualty or hazard thereon; and

(c)     By accepting or approving anything required to be performed or given to Lender under the Security Documents, including any certificate, financial statement, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency or legal effect of the same, and no such acceptance or approval shall constitute a warranty or representation by Lender to anyone.

9.2           Indemnification of the Lender.

(a)     To the fullest extent permitted by law, the Borrower agrees to indemnify, hold harmless and defend the Lender, and each of its officers, members, directors, officials, employees, attorneys and agents (collectively, the “Indemnified Parties”), against any and all losses, damages, claims, actions, liabilities, costs and expenses of any conceivable nature, kind or character (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under or any statutory law (including federal or state securities laws) or at common law or otherwise, arising out of or based upon or in any way relating to:

(i)     (A) the making of the Loan; (B) a claim, demand or cause of action that any Person has or asserts against Borrower; (C) the payment of any commission, charge or brokerage fee incurred in connection with the Loan; (D) any act or omission of Borrower, any of its agents, employees, licensees with respect to the Loan or the Property; (E) the development, ownership, occupancy, management, operation, possessing condition or use of the Property; (F) the Security Documents or the execution or amendment thereof, or in connection with any of the transactions contemplated thereby, including without limitation, the making of the Loan; and (G) any lien or charge upon payments by the Borrower to the Lender hereunder, or any taxes (including, without limitation, ad valorem taxes and sales taxes), assessments, impositions and other charges imposed in respect of all or any portion of the Property;

(ii)     any act or omission of the Borrower or any of its agents, contractors, servants, employees or licensees, the operation of the Property, or the condition, , use, possession, conduct or management of work done in or about, or from the planning, design, acquisition or any part thereof; and

(iii)     any lien or charge upon payments by the Borrower to the Lender hereunder, or any taxes (including, without limitation, all ad valorem taxes and sales taxes), assessments, impositions and other charges imposed on the Lender in respect of any portion of the Property; and

except (A) in the case of the foregoing indemnification of the Lender or any its officers, members, directors, officials, employees, attorneys and agents, to the extent such damages are caused by the gross negligence or willful misconduct of such Indemnified Party, or (B) in the case of the foregoing indemnification of the Lender or any of its officers, members, directors, officials, employees, attorneys and agents, to the extent such damages are caused by the willful misconduct of such Indemnified Party; and provided that this Section is not intended to give rise to a right of the Lender to claim payment of the principal and accrued interest with respect to the Loan as a result of an Indemnified Party claim. In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Borrower shall pay the reasonable fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Borrower if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b)     Notwithstanding any transfer of the Property to another owner in accordance with the provisions of this Agreement, the Borrower shall remain obligated to indemnify each Indemnified Party pursuant to this Section if such subsequent owner fails to indemnify any party entitled to be indemnified hereunder, unless such Indemnified Party has consented to such transfer and to the assignment of the rights and obligations of the Borrower hereunder.

(c)     The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to this Agreement shall survive the final repayment of the Loan. The provisions of this Section shall survive the termination of this Agreement.

9.3        Reimbursement of Lender. Borrower shall reimburse Lender for all Loan Expenses immediately upon written demand. Such reimbursement obligations shall bear interest following written demand at the Default Rate, and shall be secured by the Security Documents. Such reimbursement obligations shall survive the cancellation of the Note and the release and reconveyance of the Security Documents.

9.4          Obligations Unconditional and Independent. Notwithstanding the existence at any time of any obligation or liability of Lender to Borrower, or any other claim by Borrower against Lender in connection with the Loan or otherwise, Borrower hereby waives any right it might otherwise have (a) to offset any such obligation, liability or claim against Borrower’s obligations under the Security Documents or (b) to claim that the existence of any such outstanding obligation, liability or claim excuses the nonperformance by Borrower of any of its obligations under the Security Documents.

9.5         Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (a) delivered in person, (b) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (c) sent by overnight express carrier, addressed in each case as follows:

To the Lender:	Fifth Third Bank 201 E. Kennedy Blvd., 18th Floor Tampa, FL 33602 Attn: Scott Zykoski

With a copy to:	Foley & Lardner LLP 100 N. Tampa Street, Suite 2700 Tampa, FL 33602 Attn: Walter C. Little, Esq.

To the Borrower:	Jagged Peak, Inc. 3000 Bayport Drive, Suite 250 Tampa, FL 33607 Attn: Albert Narvades, CFO

With a copy to:	Shumaker, Loop & Kendrick, LLP 101 East Kennedy Blvd., Suite 2800 Tampa, FL 33602 Attn: Gregory C. Yadley, Esq.

or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

9.6     Survival of Representations and Warranties. All representations and warranties of Borrower in the Security Documents shall survive the making of the Loan and have been or will be relied on by Lender and Lender notwithstanding any investigation made by Lender or Lender, as the case may be.

9.7     No Third Parties Benefited. This Agreement is made for the purpose of setting forth rights and obligations of Borrower and Lender, and no other Person shall have any rights hereunder or by reason hereof.

9.8     Binding Effect, Assignment of Obligations. This Agreement shall bind, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns. Borrower shall not assign any of its rights or obligations under any Security Document without the prior written consent of Lender, which consent may be withheld in Lender’s absolute discretion. Any such assignment without such consent shall be void.

9.9      Counterparts. Any Security Document may be executed in counterparts, all of which, taken together, shall be deemed to be one and the same document.

9.10    Prior Agreements; Amendments; Consents. This Agreement (together with the other Security Documents) contains the entire agreement among Lender and Borrower with respect to the Loan, and all prior negotiations, understandings and agreements (including, but not limited to, any commitment letter issued by Lender to Borrower) are superseded by this Agreement and such Security Documents. No modification of any Security Document (including waivers of rights and conditions) shall be effective unless in writing and signed by the party against whom enforcement of such modification is sought, and then only in the specific instance and for the specific purpose given. Notwithstanding the foregoing, Lender shall have the right to waive or modify, conditionally or unconditionally, the conditions to its approvals and consents hereunder, without the consent of any party. Consents and approvals to be obtained from Lender shall be in writing.

9.11     Governing Law. All of the Security Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to the conflicts of laws principles thereof; provided that if Lender has greater rights or remedies under federal law, then such right and/or remedies under federal law shall also be available to Lender.

9.12    Severability of Provisions. No provision of any Security Document that is held to be unenforceable or invalid shall affect the remaining provisions, and to this end all provisions of the Security Documents are hereby declared to be severable.

9.13     Headings. Article and section headings are included in the Security Documents for convenience of reference only and shall not be used in construing the Security Documents.

9.14     Conflicts. In the event of any conflict between the provisions of this Agreement and those of any other Security Document, this Agreement shall prevail; provided however that, with respect to any matter addressed in both such documents, the fact that one document provides for greater, lesser or different rights or obligations than the other shall not be deemed a conflict unless the applicable provisions are inconsistent and could not be simultaneously enforced or performed.

9.15     Time of the Essence. Time is of the essence of all of the Security Documents.

9.16     Intentionally Deleted.

9.17     Rights to Share Information. The Lender shall have the right to discuss the affairs of the Borrower with any officer or shareholder thereof, and to discuss the financial condition of the Borrower and the Property, and to disclose any non-confidential information received by Lender regarding the Borrower, the Property or any officer or shareholder of the Borrower with any other officer or shareholder of the Borrower, singularly or together, as Lender may choose in its sole and absolute discretion.

9.18     Pledge to Federal Reserve. Anything in this Agreement to the contrary notwithstanding, without notice to or consent of any party or the need to comply with any of the formal or procedural requirements of this Agreement, the Lender and/or any transferee, assignee, purchaser or participant may (to the fullest extent permitted under Applicable Law) at any time and from time to time pledge and assign any or all of its right, title and interest in, to and under all or any of the Loan or the Security Documents to a Federal Reserve Bank.

9.19     Waiver of Right to Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY SECURITY DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY SECURITY DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.20   Consent to Jurisdiction. TO INDUCE LENDER TO ENTER INTO THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE SECURITY DOCUMENTS WILL BE LITIGATED IN COURTS HAVING SITUS IN HILLSBOROUGH COUNTY, FLORIDA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN HILLSBOROUGH COUNTY, FLORIDA, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER.

9.21     Patriot Act. Lender (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the Act.

9.22     Right of Setoff. Borrower grants to Lender a contractual security interest in, and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower’s right, title and interest in and to, Borrower’s accounts with Lender (whether checking, savings, or some other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. Borrower authorizes Lender, to the extent permitted by Applicable Law, to charge or setoff all Indebtedness against any and all such accounts.

9.23     Primary Banking Relationship. Throughout the term of the Loan Borrower shall maintain all operating and reserve accounts with Lender.

9.24    Cross Default and Cross Collateralization. Borrower hereby agrees that any breach or default or other similar condition or event (however described) of any other loan, note, obligation, Rate Management Agreement, Rate Management Obligation or indebtedness now or hereafter owed to Lender by Borrower beyond any applicable grace period provided in the instrument or agreement under which such indebtedness was created or secured, including, but not limited to the Loan Agreement and/or or any other indebtedness owed to Lender beyond any applicable grace period provided in the instrument or agreement under which such indebtedness was created or secured, which is not cured within the applicable grace period shall be deemed a breach and default of this document. Borrower hereby agrees that all of the Loan Documents, Security Documents, Rate Management Agreements, security documents and any future mortgages and loan documents are hereby cross-collateralized, such that all collateral and property named or described in each and every one of the Loan Documents shall be collateral for any and all future notes and the proceeds received by Lender from such collateral whether by liquidation or otherwise shall be applied to such notes and in such order as Lender may determine in Lender sole discretion.

9.25     Amendment and Restatement. This Agreement amends, restates and replaces that certain Loan Agreement – Revolving Line of Credit dated March 22, 2012 executed by and between Borrower and Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER: JAGGED PEAK, INC., a Nevada corporation By: ____________________________________ Name:______________________________ Title:_______________________________

LENDER: FIFTH THIRD BANK, an Ohio banking corporation By: ____________________________________ Name:______________________________ Title:_______________________________

EXHIBIT "A"

FIFTH THIRD BANK - LENDING COMPLIANCE WORKSHEET

NOTE: Covenant measured quarterly on rolling four quarter basis. It will only measure the performanceof Jagged Peak's domestic operations.

Fixed Charge Coverage Ratio - Rolling Quarter Basis *Per Section 5.14 of Loan Agreement*	**YTD 9/30/2012**	**FYE 12/31/2012**	**YTD 9/30/2013**	**Rolling 9/30/2013**
Net Income				$ -
+ Depreciation/Amortization				$ -
+ Interest Expense				$ -
+ Taxes				$ -
EBITDA	$ -	$ -	$ -	$ -
+ Rent Expense				$ -
+ Operating Lease Expense				$ -
- Cash Taxes Paid				$ -
- Distributions/Dividends				$ -
+ Non-cash compensation to managers				$ -
- Capital Expenditures*				$ -
+ Non-cash compensation to employees and consultants				$ -
- Other extra-ordinary income				$ -
Cash Flow for Fixed Charges	$ -	$ -	$ -	$ -
Interest Expense				$ -
+ All Paid Principal Payments				$ -
+ Rent Expense				$ -
+ Operating Lease Expense				$ -
Fixed Charges**	$ -	$ -	$ -	$ -
FCCR	**#DIV/0!**	**#DIV/0!**	**#DIV/0!**	**#DIV/0!**
FCCR Minimum				1.50
Compliance?				**#DIV/0!**

*Capital Expenditures that are not financed with proceeds of purchase money indebtedness or capital leases

**Reference Section 1.12 of Loan Agreement for terms

Senior Funded Indebtedness to EBITDA *Per Section 5.15 of Loan Agreement*	**YTD 9/30/2012**	**FYE 12/31/2012**	**YTD 9/30/2013**	**Rolling 9/30/2013**
Revolving Line of Credit				$ -
+ Current Portion of Long-Term Debt				$ -
+ Current Portion of Capital Leases				$ -
+ Long-Term Debt				$ -
+ Capital Leases				$ -
Senior Funded Debt	$ -	$ -	$ -	$ -
Net Income				$ -
+ Depreciation/Amortization				$ -
+ Interest Expense				$ -
+ Taxes				$ -
EBITDA	$ -	$ -	$ -	$ -
SFD/EBITDA	**#DIV/0!**	**#DIV/0!**	**#DIV/0!**	**#DIV/0!**
SFD/EBITDA Maximum*				4.00
Compliance?				**#DIV/0!**

**Covenant Maximum decreases to 3.50xs at 03/31/2014 and to 3.25xs at 12/31/2014.*

The foregoing information is delivered to Fifth Third Bank in accordance with a certain Loan Agreement - Revolving
The undersigned certifies that the above Certificate is true, accurate and complete as of the date set forth below.

JAGGED PEAK, INC., a Nevada corporation

Completed by: ______________________________ / Sent to Fifth Third on: ______________, 201__